Hillman Reports Second Quarter 2026 Results; Increases Net Sales and Adjusted EBITDA Outlook
Net Sales increased 10% to $442 million
Agreed to Acquire Kanebridge Corp subsequent to quarter end - establishes industrial master distribution presence in U.S.
Raises FY 2026 Net Sales and Adj. EBITDA outlook
CINCINNATI, August 3, 2026 -- Hillman Solutions Corp. (Nasdaq: HLMN) (the “Company” or “Hillman”), a leading provider of hardware and related products, reported financial results for the thirteen and twenty-six weeks ended June 27, 2026.
Second Quarter 2026 Highlights (Thirteen weeks ended June 27, 2026)
•Net sales increased 9.8% to $442.3 million compared to $402.8 million in the prior year quarter
•Net income increased to $21.1 million, or $0.11 per diluted share, compared to $15.8 million, or $0.08 per diluted share, in the prior year quarter
•Adjusted diluted EPS1 totaled $0.17 per diluted share, unchanged from the prior year quarter
•Adjusted EBITDA1 increased to $77.1 million compared to $75.2 million in the prior year quarter
•Net cash provided by operating activities increased to $68.5 million compared to $48.1 million in the prior year quarter
•Free Cash Flow1 increased to $70.2 million compared to $31.2 million in the prior year quarter
•Repurchased approximately 1.7 million shares of its common stock at an average price of $7.62 per share, which totaled $13.3 million
•Subsequent to the quarter end, successfully closed the refinancing of its existing credit facilities, consisting of a new $735 million senior secured Term Loan B and a $375 million asset-based revolving credit facility
•Subsequent to the quarter end, entered into a definitive agreement to acquire Kanebridge for $315 million, with closing expected around the start of Q4 2026

1) Denotes Non-GAAP metric. For additional information, including our definitions, use of, and reconciliations of these metrics to the most directly comparable financial measures under GAAP, please see the reconciliations toward the end of the press release.

Balance Sheet and Liquidity at June 27, 2026
•Gross debt was $701.3 million compared to $693.1 million on December 27, 2025
•Net debt1 was $665.4 million compared to $665.8 million on December 27, 2025
•Liquidity available totaled $331.3 million; consisting of $295.5 million of available borrowing under the revolving credit facility and $35.8 million of cash and equivalents
•Net debt1 to trailing twelve month Adjusted EBITDA was 2.4x at quarter end unchanged from 2.4x on December 27, 2025

Management Commentary
"Hillman delivered a strong second quarter, with robust free cash flow and top line growth of 10%, which is in line with our long-term growth targets," commented Jon Michael Adinolfi, President and CEO of Hillman. "Consistent demand for our hardware products, healthy new business wins - including in Pro distribution - and low-double digit growth in our Robotics and Digital Solutions business due to our MinuteKey 3.5 rollout, drove healthy growth during the quarter."
"Given our continued execution and the expected contribution from the Kanebridge acquisition, we are raising the midpoint of full-year Net Sales guidance and our Adjusted EBITDA expectations, while reiterating our free cash flow guidance midpoint."
"We continue to execute our Blueprint for strategic growth. Kanebridge, together with recent acquisitions Campbell Chain and Fittings and Delaney Hardware, expand our categories, capabilities, and the channels we serve. As we look to the rest of the year, we remain confident in our ability to manage the dynamic market environment while taking great care of our customers and delivering value for our shareholders."

Full Year 2026 Guidance - Updated
Based on year-to-date performance and its expectations for the remainder of the year, management updated its guidance most recently provided on April 27, 2026. The guidance assumes the Kanebridge acquisition closes around the start of Q4 2026.

	Previous FY 2026 Guidance	Updated FY 2026 Guidance
Net Sales	$1.630 to $1.730 billion	$1.670 to $1.720 billion
Adjusted EBITDA[1]	$275 to $285 million	~$285 million
Free Cash Flow[1]	$100 to $120 million	$105 to $115 million
1) Denotes Non-GAAP metric. For additional information, including our definitions, use of, and reconciliations of these metrics to the most directly comparable financial measures under GAAP, please see the reconciliations toward the end of the press release.

Second Quarter 2026 Results Presentation
Hillman plans to host a conference call and webcast presentation on August 4, 2026, at 8:30 a.m. Eastern Time to discuss its results. President and Chief Executive Officer Jon Michael Adinolfi and Chief Financial Officer Rocky Kraft will host the results presentation.
Date: Tuesday, August 4, 2026
Time: 8:30 a.m. Eastern Time
Listen-Only Webcast: https://edge.media-server.com/mmc/p/8mb5xri2

A webcast replay will be available approximately one hour after the conclusion of the call using the link above.
Hillman’s quarterly presentation and Form 10-Q are expected to be filed with the SEC and posted to its Investor Relations website, https://ir.hillmangroup.com, prior to the webcast presentation.
About Hillman Solutions Corp.
Founded in 1964 and headquartered in Cincinnati, Hillman is a leading provider of hardware and related products serving retail, pro distribution, and industrial customers. Over the last 60-plus years, Hillman has built a legacy of service and growth by forming strategic partnerships with North America’s leading home improvement, hardware, and farm and fleet retailers. Hillman differentiates itself from the competition with its dedicated field sales team of 1,200+ associates, direct-to-store distribution capabilities, and world class global sourcing and supply chain expertise. The company offers an extensive product portfolio of more than 111,000 SKUs, including fasteners (power screws, nuts, and bolts), hardware (builder’s hardware, door locks, rope & chain, accessories), project gear & supplies (gloves, work gear, paint & cleaning sundries), and key and engraving services (key duplication, auto keys, and engraving). Hillman is committed to delivering exceptional customer service, innovative products, and dependable solutions to its customers and regularly earns vendor of the year recognition from top customers. For more information on Hillman, visit www.hillman.com.
Forward-Looking Statements
All statements made in this press release that are considered to be forward-looking are made in good faith by the Company and are intended to qualify for the safe harbor from liability established by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. You should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," “target”, “goal”, "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance and statements relating to the Kanebridge transaction, which may not be consummated on the terms described in the press release, or at all. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause such differences include, but are
1) Denotes Non-GAAP metric. For additional information, including our definitions, use of, and reconciliations of these metrics to the most directly comparable financial measures under GAAP, please see the reconciliations toward the end of the press release.

not limited to: (1) the failure to obtain required regulatory approvals for the transaction or the receipt of such approvals on unfavorable terms; (2) the failure to satisfy other closing conditions for the transaction; (3) delays in consummating the transaction; (4) the possibility that the transaction may not be completed or not completed in a timely manner; (5) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; and (6) risks relating to the integration of the acquired business and the realization of anticipated synergies and other benefits may not be fully realized or may take longer to realize than expected; (7) unfavorable economic conditions that may affect our and our customers’, suppliers’ and other business partners’ operations, financial condition and cash flows including spending on home renovation or construction projects, inflation, recessions, instability in the financial markets or credit markets; (8) increased supply chain costs, including tariffs, raw materials, sourcing, transportation and energy; (9) the highly competitive nature of the markets that we serve; (10) the ability to continue to innovate with new products and services; (11) seasonality; (12) large customer concentration; (13) the ability to recruit and retain qualified employees; (14) the outcome of any legal proceedings that may be instituted against the Company; (15) adverse changes in currency exchange rates; or (16) regulatory changes and potential legislation that could adversely impact financial results. The foregoing list of factors is not exclusive, and readers should also refer to those risks that are included in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K filed on February 17, 2026. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements.

Except as required by applicable law, the Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements in this communication to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:
Michael Koehler
Vice President – Corporate Development, Investor Relations, Treasury
513-826-5495
IR@hillmangroup.com
1) Denotes Non-GAAP metric. For additional information, including our definitions, use of, and reconciliations of these metrics to the most directly comparable financial measures under GAAP, please see the reconciliations toward the end of the press release.

HILLMAN SOLUTIONS CORP.
Condensed Consolidated Statement of Net Income, GAAP Basis
(dollars in thousands) Unaudited

	Thirteen Weeks Ended June 27, 2026	Thirteen Weeks Ended June 28, 2025	Twenty-six Weeks Ended June 27, 2026	Twenty-six Weeks Ended June 28, 2025
Net sales	$442,251	$402,803	$812,324	$762,146
Cost of sales (exclusive of depreciation and amortization shown separately below)	234,162	208,338	435,658	399,078
Selling, warehouse, general and administrative expenses	133,983	123,707	258,554	242,759
Depreciation	22,535	19,848	44,534	39,243
Amortization	15,223	15,257	30,499	30,672
Other income, net	(4,585)	(664)	(5,068)	(938)
Income from operations	40,933	36,317	48,147	51,332
Interest expense, net	13,042	13,892	26,047	28,352
Refinancing costs	—	—	—	906
Income before income taxes	27,891	22,425	22,100	22,074
Income tax expense	6,771	6,593	5,712	6,559
Net income	$21,120	$15,832	$16,388	$15,515

Basic and diluted income per share	$0.11	$0.08	$0.08	$0.08
Weighted average basic and diluted shares outstanding	195,881	197,593	196,254	197,439

Diluted income per share	$0.11	$0.08	$0.08	$0.08
Weighted average diluted shares outstanding	196,891	198,676	197,993	199,257

HILLMAN SOLUTIONS CORP.
Condensed Consolidated Balance Sheets
(dollars in thousands)
Unaudited

	June 27, 2026	December 27, 2025
ASSETS
Current assets:
Cash and cash equivalents	$35,839	$27,276
Accounts receivable, net of allowances of $2,484 ($1,944 - 2025)	154,694	114,926
Inventories, net	455,085	485,938
Other current assets	24,152	18,342
Total current assets	669,770	646,482
Property and equipment, net of accumulated depreciation of $466,189 ($428,726 - 2025)	228,637	231,482
Goodwill	829,833	830,747
Other intangibles, net of accumulated amortization of $622,666 ($592,748 - 2025)	515,187	546,171
Operating lease right of use assets	101,219	75,152
Other assets	31,532	26,160
Total assets	$2,376,178	$2,356,194
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$131,510	$141,662
Current portion of debt and financing lease liabilities	15,252	14,830
Current portion of operating lease liabilities	20,884	17,947
Accrued expenses:
Salaries and wages	15,610	35,790
Pricing allowances	11,980	8,098
Income and other taxes	9,899	9,466
Other accrued liabilities	41,706	29,766
Total current liabilities	246,841	257,559
Long-term debt	678,112	668,337
Deferred tax liabilities	132,938	131,870
Operating lease liabilities	86,771	63,459
Other non-current liabilities	6,309	6,462
Total liabilities	$1,150,971	$1,127,687
Commitments and contingencies (Note 6)
Stockholders' equity:
Common stock: $0.0001 par value, 500,000,000 shares authorized, 199,136,010 and 194,803,383 issued and outstanding in 2026, respectively, and 197,857,100 and 196,487,532 shares issued and outstanding in 2025, respectively	20	20
Treasury stock, at cost, 4,332,627 shares in 2026 and 1,369,568 shares in 2025	(35,823)	(12,423)
Additional paid-in capital	1,463,264	1,457,422
Accumulated deficit	(162,258)	(178,646)
Accumulated other comprehensive loss	(39,996)	(37,866)
Total stockholders' equity	1,225,207	1,228,507
Total liabilities and stockholders' equity	$2,376,178	$2,356,194

HILLMAN SOLUTIONS CORP.
Condensed Consolidated Statement of Cash Flows
(dollars in thousands)
Unaudited

	Twenty-six Weeks Ended June 27, 2026	Twenty-six Weeks Ended June 28, 2025
Cash flows from operating activities:
Net income	$16,388	$15,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,033	69,915
Deferred income taxes	(467)	(3,101)
Deferred financing and original issue discount amortization	2,506	2,511
Stock-based compensation expense	7,362	6,835
Loss on debt restructuring	—	906
Cash paid to third parties in connection with debt restructuring	—	(906)
Gain on acquisition, net of tax	(4,721)	—
Gain on disposal of property and equipment	(77)	(63)
Change in fair value of contingent consideration	(352)	(567)
Changes in operating items:
Accounts receivable, net	(31,935)	(30,905)
Inventories, net	41,804	(20,812)
Other assets	(11,349)	(7,702)
Accounts payable	(13,395)	29,015
Accrued salaries and wages	(20,134)	(10,681)
Other accrued expenses	7,800	(1,908)
Net cash provided by operating activities	68,463	48,052
Net cash from investing activities
Acquisition of business, net of cash received	(7,218)	—
Capital expenditures	(32,595)	(38,175)
Other investing activities	(96)	(109)
Net cash used for investing activities	(39,909)	(38,284)
Cash flows from financing activities:
Repayments of senior term loans	(4,255)	(4,256)
Borrowings on revolving credit loans	105,645	79,000
Repayments of revolving credit loans	(95,617)	(92,000)
Principal payments under finance lease obligations	(3,193)	(2,653)
Proceeds from exercise of stock options	1,483	490
Repurchases of common stock	(23,400)	—
Payments of contingent consideration	(141)	(137)
Other financing activities	(477)	(855)
Net cash used for financing activities	(19,955)	(20,411)
Effect of exchange rate changes on cash	(36)	321
Net increase (decrease) in cash and cash equivalents	8,563	(10,322)
Cash and cash equivalents at beginning of period	27,276	44,510
Cash and cash equivalents at end of period	$35,839	$34,188

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures
The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, reconciliations to GAAP financial measures are not provided for forward-looking non-GAAP measures. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Non-GAAP financial measures such as consolidated adjusted EBITDA and Adjusted Diluted Earnings per Share (EPS) exclude from the relevant GAAP metrics items that neither relate to the ordinary course of the Company’s business, nor reflect the Company’s underlying business performance.

Reconciliation of Adjusted EBITDA (Unaudited)
(dollars in thousands)
Adjusted EBITDA is a non-GAAP financial measure and is the primary basis used to measure the operational strength and performance of our businesses as well as to assist in the evaluation of underlying trends in our businesses. This measure eliminates the significant level of noncash depreciation and amortization expense that results from the capital-intensive nature of our businesses and from intangible assets recognized in business combinations. It is also unaffected by our capital and tax structures, as our management excludes these results when evaluating our operating performance. Our management use this financial measure to evaluate our consolidated operating performance and the operating performance of our operating segments as well as to allocate resources and capital to our operating segments. Additionally, we believe that Adjusted EBITDA is useful to investors because it is one of the bases for comparing our operating performance with that of other companies in our industries, although our measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies.

	Thirteen Weeks Ended June 27, 2026	Thirteen Weeks Ended June 28, 2025	Twenty-six Weeks Ended June 27, 2026	Twenty-six Weeks Ended June 28, 2025
Net income	$21,120	$15,832	$16,388	$15,515
Income tax benefit	6,771	6,593	5,712	6,559
Interest expense, net	13,042	13,892	26,047	28,352
Depreciation	22,535	19,848	44,534	39,243
Amortization	15,223	15,257	30,499	30,672
EBITDA	$78,691	$71,422	$123,180	$120,341

Stock compensation expense	3,355	3,557	7,362	6,835
Restructuring and other (1)	(577)	420	1,434	2,111
Transaction and integration expense (2)	(4,481)	70	(4,389)	128
Change in fair value of contingent consideration	157	(241)	(352)	(567)
Refinancing costs (3)	—	—	—	906
Total adjusting items	(1,546)	3,806	4,055	9,413
Adjusted EBITDA	$77,145	$75,228	$127,235	$129,754
(1)Includes consulting and other costs associated with severance related to our distribution center relocations and corporate restructuring activities.
(2)Transaction and integration expense includes professional fees and other costs related to acquisition activity, including the acquisitions of Campbell Chain and Fittings and Delaney Hardware acquisitions in the second quarter of 2026, along with a $4.7 million gain, net of deferred taxes, on the Campbell acquisition.
(3)In the first quarter of 2025, we entered into a Repricing Amendment on our existing Senior Term Loan due July 14, 2028.

Reconciliation of Adjusted Diluted Earnings Per Share
(in thousands, except per share data)
Unaudited

We define Adjusted Diluted EPS as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that Adjusted Diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. The following is a reconciliation of reported diluted EPS from continuing operations to Adjusted Diluted EPS from continuing operations:

	Thirteen Weeks Ended June 27, 2026	Thirteen Weeks Ended June 28, 2025	Twenty-six Weeks Ended June 27, 2026	Twenty-six Weeks Ended June 28, 2025
Reconciliation to Adjusted Net Income
Net Income	$21,120	$15,832	$16,388	$15,515
Remove adjusting items (1)	(1,546)	3,806	4,055	9,413
Remove amortization expense	15,223	15,257	30,499	30,672
Remove tax benefit on adjusting items and amortization expense (2)	(1,101)	(1,176)	(2,607)	(2,896)
Adjusted Net Income	$33,696	$33,719	$48,335	$52,704

Reconciliation to Adjusted Diluted Earnings per Share
Diluted Earnings per Share	$0.11	$0.08	$0.08	$0.08
Remove adjusting items (1)	(0.01)	0.02	0.02	0.05
Remove amortization expense	0.08	0.08	0.15	0.15
Remove tax benefit on adjusting items and amortization expense (2)	(0.01)	(0.01)	(0.01)	(0.01)
Adjusted Diluted Earnings per Share	$0.17	$0.17	$0.24	$0.26

Diluted Shares, as reported	196,891	198,676	197,993	199,257
Note: Adjusted EPS may not add due to rounding.
(1)Please refer to the "Reconciliation of Adjusted EBITDA" table above for additional information on adjusting items. See the "Per share impact of Adjusting Items" table below for the per share impact of each adjustment.
(2)We have calculated the income tax effect of the non-GAAP adjustments shown above at the applicable statutory rate of 25% for the U.S. and 26.2% for Canada except for the following items:
a.The tax impact of stock compensation expense was calculated using the statutory rates above, excluding certain awards that are non-deductible.
b.Amortization expense for financial accounting purposes was offset by the tax benefit of deductible amortization expense using the statutory rate of 25%.
Per Share Impact of Adjusting Items

	Thirteen Weeks Ended June 27, 2026	Thirteen Weeks Ended June 28, 2025	Twenty-six Weeks Ended June 27, 2026	Twenty-six Weeks Ended June 28, 2025
Stock compensation expense	$0.02	$0.02	$0.04	$0.03
Restructuring and other costs	0.00	0.00	0.01	0.01
Transaction and integration expense	(0.02)	0.00	(0.02)	0.00
Change in fair value of contingent consideration	0.00	0.00	0.00	0.00
Refinancing costs	0.00	0.00	0.00	0.00
Total adjusting items	$(0.01)	$0.02	$0.02	$0.05
Note: Adjusting items may not add due to rounding.

Reconciliation of Net Debt
We define Net Debt as reported gross debt less cash on hand. Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company believes that Net Debt provides further insight and comparability into liquidity and capital structure. The following is the calculation of Net Debt:

	June 27, 2026	December 27, 2025
Revolving loans	$46,000	$36,000
Senior term loan, due 2028	632,705	636,960
Finance leases and other obligations	22,561	20,090
Gross debt	$701,266	$693,050
Less cash	35,839	27,276
Net debt	$665,427	$665,774
Reconciliation of Free Cash Flow
We calculate free cash flow as cash flows from operating activities less capital expenditures. Free cash flow is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. We believe free cash flow is an important indicator of how much cash is generated by our business operations and is a measure of incremental cash available to invest in our business and meet our debt obligations.

	Thirteen Weeks Ended June 27, 2026	Thirteen Weeks Ended June 28, 2025	Twenty-six Weeks Ended June 27, 2026	Twenty-six Weeks Ended June 28, 2025
Net cash provided by operating activities	$87,996	$48,707	$68,463	$48,052
Capital expenditures	(17,780)	(17,517)	(32,595)	(38,175)
Free cash flow	$70,216	$31,190	$35,868	$9,877

Source: Hillman Solutions Corp.
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